Exhibit 99.1
Jim Sweetnam retires from Eaton, joins Dana as president and CEO
Jim Sweetnam, president – Truck Group, has announced his retirement from Eaton, effective immediately. Sweetnam is joining Dana Holding Corporation as president and chief executive officer.
“Eaton has been fortunate to have Jim at the helm of our truck business during some remarkably volatile market conditions over the past few years,” said Sandy Cutler, Eaton’s chairman and CEO. “His organization has consistently been a role model in the application of Eaton Business System principles and tools and, as a result, has delivered consistent performance during his tenure. We wish him well at Dana and thank him for the legacy of the talented team he leaves us.”
Sweetnam began his career with Eaton in 1997 as operations vice president – Heavy-Duty Transmission business, then as operations vice president – Heavy-Duty Transmission, Clutch and Aftermarket Operations for the Truck Group and took on leadership of the group in 2001. Prior to joining Eaton, Sweetnam was with Cummins Engine Company, which he joined in 1988, serving in senior leadership positions in that company’s drivetrains, electronics and Holset Engineering divisions. He also held management positions earlier in his career with Canadian Liquid Air and engineering positions with Air Products and Chemicals. Sweetnam earned a Bachelor of Science degree in applied science and engineering from the U.S. Military Academy at West Point and a Master of Business Administration degree from Harvard University.
Until a replacement is named, Sweetnam’s direct reports will report to Craig Arnold, vice chairman and COO Eaton’s Industrial Sector.